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EXHIBIT 10.15

REDACTED COPY

NREL Patent License Number 06-098

[Note: A "[*]" indicates that material has been omitted pursuant to a request for confidential treatment and that the material has been filed separately.]

[NREL National Renewable Energy Laboratory LOGO]

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
Between
Midwest Research Institute
And
Ascent Solar Technologies, Inc.

        This License Agreement (hereinafter "Agreement") is between Midwest Research Institute (hereinafter "MRI") located at 425 Volker Boulevard, Kansas City, Missouri 64110, Management and Operating Contractor for the National Renewable Energy Laboratory (hereinafter "NREL") located at 1617 Cole Blvd., Golden, Colorado 80401 and Ascent Solar Technologies, Inc., (hereinafter "Licensee"), a Colorado company organized and existing under the laws of the State of Delaware and having a principal place of business at 8120 Shaffer Parkway, Littleton, CO 80127, each hereinafter referred to individually as a "Party" and jointly as "Parties." This Agreement shall be effective on the later of (a) the date the last Party signs this Agreement or (b) the date MRI receives the Upfront Fee pursuant to Section B of Exhibit B hereof (hereinafter "Effective Date").

BACKGROUND:

        MRI manages and operates NREL under authority of its Prime Contract No. DE-AC36-99GO10337 (hereinafter "Prime Contract") with the United States Government as represented by the Department of Energy (hereinafter "DOE");

        Inventions identified in Exhibit A (hereinafter "Licensed Inventions"), were conceived or first reduced to practice in the performance of work at NREL under the above Prime Contract. Pursuant to the terms of said Prime Contract and existing laws of the United States, MRI acquired rights in and to said Licensed Inventions, as defined below;

        Licensee's parent company is a Colorado business located in Littleton, CO that has worked closely with NREL on Copper Indium Gallium DiSelenide ("CIGS") and other thin film photovoltaic related projects;

        Licensee will commercialize the parent company's proprietary process of putting CIGS technology on plastic substrates; and

        Licensee is interested in acquiring certain rights to MRI's patented CIGS technologies. MRI is willing to grant such rights so that the Licensed Inventions will be developed and be used to the fullest extent possible for the benefit of the general public.

TERMS & CONDITIONS:

        THEREFORE, in consideration of the foregoing, the Parties agree to be bound as follows:

1.     Definitions.

1.1 "Licensed Inventions" means MRI's issued United States and foreign patents. The Licensed Inventions are listed in Exhibit A, Licensed Inventions, which is hereby incorporated into this Agreement by reference.

1.2. "Licensed Products" means (a) any composition of matter, machine, article of manufacture, or component, or (b) processes, methods, or procedures, the manufacture, use or sale of which by the Licensee, but for the license granted under this Agreement, would infringe one or more of the claims of the patents covering the Licensed Inventions.

1.3. "Net Sales" means the gross selling price of Licensed Products as invoiced by Licensee to purchasers for Licensed Products sold during a particular accounting period minus actual costs Licensee incurred due to returns of Licensed Products, freight, and excise or other taxes (excluding income taxes) imposed on the production, sale, delivery, or use of the Licensed Products. When Licensed Products are used or transferred, but not sold by Licensee, Net Sales shall mean the fair market value of the Licensed Products as if they were sold to an unrelated third party in similar quantities.

1.4. "Government" shall mean the government of the United States of America, including any agency thereof.

2.     Grants.

2.1. Subject to the terms and conditions of this Agreement, including the terms as set forth in Exhibit B, Fields of Use and Financial Considerations, which is attached to this Agreement and hereby incorporated by reference, MRI hereby grants to Licensee the worldwide, non-exclusive right and license, subject to certain Government rights set forth below in Section 2.2., to make, have made, use, or sell, the Licensed Products worldwide, subject to patent coverage of the Licensed Inventions.

2.2. The right and license granted in Section 2.1 is subject to the following Government rights: (a) the Government has a paid-up, royalty-free, worldwide, nontransferable, irrevocable license to practice or have practiced by or on behalf of the Government the Licensed Inventions, and (b) DOE's march-in rights as required by the Prime Contract and further defined in 35 U.S.C. §203.

2.3. Licensee agrees that any Licensed Products for use or sale in the United States shall be substantially manufactured in the United States.

2.4. Licensee shall mark all Licensed Products in accordance with the statutes of the United States relating to marking of patented articles, see 35 U.S.C. § 287.

2.5. No right to sublicense is granted to Licensee hereunder.

2.6 This Agreement and the rights thereof granted to Licensee are personal to Licensee. Licensee shall not assign or otherwise transfer any rights or obligations under this Agreement, in whole or in part, except (a) to a wholly owned subsidiary of Licensee or (b) as otherwise approved in writing in advance by MRI.

3.     Financial Obligations and Commercialization Plan.

3.1. In consideration of the rights and license granted herein, Licensee agrees to be bound by the provisions of Exhibit B and Exhibit C, Development and Commercialization Plan, attached to this Agreement and hereby incorporated by reference.

3.2. Licensee shall owe no royalties to MRI for any sales for which payment of the purchase price involves Government funds if such sales reflect a discount that is greater than or equal to the amount Licensee would owe to MRI under this license, because of the Government's retained license in the Licensed Inventions.

3.3. Licensee shall report the Net Sales price paid by the purchaser for sales for which payment of the purchase price involves Government funds under Section 4 of this Agreement. This report will also include (a) a Government control number (if available), and (b) identification of the Government agency for each sale.

3.4. Upon termination of this Agreement for any reason whatsoever, Licensee shall report and pay to MRI, within thirty (30) calendar days of such termination, any financial obligations due through such termination including, but not limited to payments due for Continuous Royalties, interest, and other consideration, due and owing MRI.

4.     Records, Reports, and Royalty Payments.

4.1. Licensee agrees to: (a) keep adequate and sufficiently detailed records or other appropriate information in accordance with generally accepted accounting principles to enable Licensee's financial obligations as required under this Agreement to be readily determined; and (b) within forty-eight (48) hours provide such records and information for inspection and copying by MRI's authorized representatives, with reasonable notice, at any time during Licensee's regular business hours.

  4.1.1. Licensee agrees that it shall also provide MRI with any additional records or other appropriate information that MRI reasonably determines are necessary to verify any records or information that Licensee is required to generate or maintain to fulfill the requirements of this Agreement, including those listed in Exhibits B and C.

  4.1.2. Licensee agrees to retain and make any records or information that it is required to generate or maintain under the terms of this Agreement available for inspection by MRI's authorized representatives for three (3) years after the last royalty period to which the records or information refer.

4.2. Licensee shall provide MRI with a written report, certified by an officer of Licensee, that complies with the requirements of Section 11 and Section 3.3 of this Agreement no later than thirty (30) days after the end of each calendar year (hereinafter "Annual Written Report") for the life of this Agreement that identifies the following information for the immediately preceding calendar year: (a) all Net Sales of the Licensed Products made by Licensee in U.S. Dollars itemized by domestic and/or foreign sales including for any sales for which payment of the purchase price involves Government funds and all export Net Sales, and if none to so indicate, and (b) the amount of each payment due MRI for Continuous Royalty payments in accordance with the Royalty Rate Schedule, Section C, Exhibit B. Accompanying the Annual Written Report will be the full payment due in U.S. Dollars, for Continuous Royalties due for Net Sales in the preceding calendar year (less any amounts described in Section 3.2 or as otherwise provided in this Agreement), and the Minimum Annual Royalty due for the current calendar year, pursuant to the terms of this Agreement in Exhibit B.

4.3. Licensee shall make financial payments to the order of MRI in U.S. dollars in accordance with Exhibit B and Section 4.2 above.

4.4. If Licensee fails to make any payment to MRI that may be required under this Agreement within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one and one half percent (1.5%) per month, from the date when the payment was due until payment in full, with interest, is made. Should Licensee have need to delay a payment when due, MRI will consider Licensee's needs as presented, in writing to MRI, by Licensee prior to the required reporting and payment date. Under such conditions, MRI may, at its sole discretion, extend the date upon which an annual payment is required.

5.     Infringement by Third Parties.

5.1. Licensee shall notify MRI of any suspected infringement of the Licensed Inventions.

5.2. The sole right to institute a suit for infringement rests with MRI, and MRI shall retain all the proceeds thereof.

5.3. Licensee agrees to cooperate with MRI in all aspects of such infringement suit, including having any of Licensee's employees testify, at MRI's expense, when requested by MRI, and making available any records, papers, information, specimens, and the like. MRI shall pay for expenses, costs and fees incurred by Licensee in connection with this Section 5.3.

6.     Representations and Warranties.

6.1. MRI represents and warrants that MRI is the true and legal owner of the Licensed Inventions and possesses the legal authority to grant the rights, licenses, and privileges granted by this Agreement.

6.2. MRI represents and warrants that MRI has no actual knowledge of any infringement claims filed against MRI for practicing the Licensed Inventions anywhere in the world. MRI makes no representations or warranties, express or implied, nor shall MRI have any liability, in respect of any infringement of patents or other rights of third parties due to Licensee's operation under the license herein granted.

6.3. Except as set forth in Sections 6.1 and 6.2, MRI makes NO REPRESENTATIONS OR WARRANTIES, express or implied, with regard to infringement of any Licensed Inventions.

6.4. Licensee represents and warrants that it shall not export any NREL Protected Information (or the direct product thereof) furnished to Licensee, either directly or indirectly by MRI in the grant of a license to the Licensed Inventions, from the United States of America, directly or indirectly without first complying with all requirements of the Export Administration Laws and Regulations, including the requirement for obtaining an export license, if applicable.

6.5. Licensee agrees to indemnify, defend and hold harmless MRI, DOE and the Government, its officers, agents and employees from all liability involving the violation of such export laws or regulations, either directly or indirectly, by Licensee.

6.6 Licensee acknowledges it may be subject to criminal liability under U.S. laws for Licensee's failure to obtain any required export licenses.

7.     Limitations of Warranties and Indemnification.

7.1 Neither MRI, DOE, the Government nor persons acting on their behalf will be responsible for any injury to or death of persons, or damage to or destruction of any property, or for any other loss, damage, or injury of any kind whatsoever resulting from Licensee's manufacture, use, or sale of Licensed Inventions, or Licensed Products, in whatever form furnished hereunder, absent gross negligence, reckless misconduct or negligence on the part of MRI, DOE and/or the Government.

7.2. THE PARTIES AGREE THAT NEITHER MRI, DOE, THE GOVERNMENT, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED:

  7.2.1. WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY LICENSED INVENTIONS, PATENT APPLICATIONS, IF APPLICABLE, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER;

  7.2.2. THAT THE USE OF ANY LICENSED INVENTIONS, PATENT APPLICATIONS, IF APPLICABLE, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION MAY NOT INFRINGE ANY PRIVATELY OWNED RIGHTS;

  7.2.3. THAT ANY LICENSED INVENTIONS, PATENT APPLICATIONS, IF APPLICABLE, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR

  7.2.4. THAT ANY LICENSED INVENTIONS, PATENT APPLICATIONS, IF APPLICABLE, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULT OR ARE SAFE OR FIT FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE.

7.3. MRI, DOE AND THE GOVERNMENT HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY LICENSED INVENTIONS, PATENT APPLICATIONS, IF APPLICABLE, ISSUED PATENTS, NREL PROTECTED INFORMATION (AS DEFINED BELOW), OR LICENSED PRODUCTS MANUFACTURED, USED, OR SOLD BY LICENSEE.

7.4 NEITHER DOE, MRI NOR THE GOVERNMENT SHALL BE LIABLE FOR LOST PROFITS, LOST SAVINGS, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES IN ANY EVENT, EVEN IF SUCH PARTY IS MADE AWARE OF THE POSSIBILITY THEREOF.

7.5. Except for any liability resulting from any negligent act or omission of DOE, the Government or MRI, Licensee shall indemnify DOE, the Government and MRI, and their respective officers, employees, and agents, for all damages, costs, and expenses, including attorneys' fees, arising from death, personal injury or property damage to third parties occurring as a result of the commercialization and utilization of the Licensed Inventions by Licensee, if any, including but not limited to, the making, using, selling, or exporting of products, processes, or services derived therefrom. This indemnification shall include, but not be limited to, indemnification for any product liability resulting from the commercialization and utilization of the Licensed Inventions by Licensee. No settlement affecting the validity or enforceability of the Licensed Inventions and for which Licensee shall be responsible shall be made without Licensee's consent unless required by final decree of a court of competent jurisdiction.

8.     Term of Agreement and Early Termination.

8.1. Subject to early termination as set forth in this Section and the terms and conditions set forth in Exhibits B and C, this Agreement shall be effective for as long as any claim of a Licensed Invention is enforceable.

8.2. Either Party shall have the right to terminate this Agreement with cause and without judicial resolution or intervention upon written notice to the other after the non-breaching Party notifies the asserted breaching Party of a breach of any provision of this Agreement and the asserted breach has not been cured by the asserted breaching Party within sixty (60) calendar days from receipt of such notice ("Cure Period"). If at the end of the Cure Period the asserted breach has not been cured and there remains a dispute or controversy, the Parties may agree to seek to resolve the matter through the use of the procedures set forth in Section 18.1 below. If MRI is the non-breaching Party under this Section 8.2, then Licensee shall, within thirty (30) calendar days, owe MRI the Continuous Royalties due if greater than the prepaid Minimum Annual Royalty. Licensee acknowledges and agrees that MRI shall be entitled to seek any additional remedies available at law or equity to MRI for Licensee's breach of this Agreement.

8.3. This Agreement shall terminate automatically upon a final adjudication of invalidity, unenforceability, or the extinguishment of all Licensed Inventions, for any reason.

8.4. If Licensee fails to (a) satisfy the requirements of Exhibits B and C; (b) maintain records which substantially meets the requirements of Section 4.1; (c) permit an audit pursuant to Section 4.1; and (d) make a report which substantially meets the requirements of Section 4.2; or cure such breach within sixty (60) calendar days after MRI has given written notice of such breach, then MRI shall have the right, at its sole discretion and with thirty (30) calendar days written notice to Licensee to terminate this Agreement in accordance with its early termination requirements.

8.5. The Parties agree that MRI, at its sole discretion, may immediately terminate this Agreement upon any attempted transfer of Licensee's interest in this Agreement, in whole or in part, to any other party except to a wholly owned subsidiary of the Licensee or as may be otherwise permitted by the terms of this Agreement.

8.6. Licensee agrees that this Agreement shall automatically terminate if Licensee attempts, in any way, to pledge its rights under this Agreement as collateral to a third party.

8.7. Licensee hereby agrees that in the event Licensee by its own actions or the action of any of its shareholders or creditors (if applicable), files or has filed against it, with an order for relief being entered, a case under the Bankruptcy Code of 1978, as previously or hereafter amended, MRI shall be entitled to relief from the automatic stay of Section 362 of Title 11 of the United States Code, as amended, on or against the exercise of the rights and remedies available to MRI; and Licensee hereby waives the benefits of such automatic stay and consents and agrees to raise no objection to such relief. Licensee further agrees that MRI, at its sole discretion, may immediately terminate this Agreement by means of a written notice to Licensee in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of Licensee, or in the event that Licensee makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any U.S. bankruptcy proceeding or insolvency law. Licensee will promptly inform MRI of its intention to file a voluntary petition in bankruptcy or of another's communicated intention to file an involuntary petition in bankruptcy.

8.8. Licensee may terminate this Agreement without cause if Licensee provides MRI with sixty (60) calendar days prior written notice and pays MRI the Continuous Royalties due if greater than the prepaid Minimum Annual Royalty.

9.     Rights of Parties after Termination.

9.1. Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the termination date.

9.2. From and after any termination of this Agreement, Licensee shall have the right to sell only those Licensed Products in Licensee's inventory at the time of termination, provided that Licensee has satisfied and continues to satisfy all financial obligations and reporting requirements required under this Agreement. Except as otherwise provided in this Section, Licensee shall not exercise any of the rights granted under this Agreement after it is terminated.

9.3. The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, Licensee shall duly account to MRI and transfer to it all rights to which MRI may be entitled under this Agreement.

9.4. The following Sections are intended to survive the termination of this Agreement: 3.4, 4, 5, 6, 7, 8, 9, 13, 17, 18, and 19.

10.   Force Majeure.

No failure or omission by MRI or by Licensee in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from acts of God, acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation. The circumstances surrounding such failure or omission shall be communicated to the affected Party in writing within fifteen (15) business days of such event.

11.   Notices and Payments.

11.1. All notices and reports shall be addressed to the Parties as follows:

  If to MRI:
  National Renewable Energy Laboratory
  Attn: Office of Research and Technology Applications
  1617 Cole Blvd., MS 1635
  Golden, CO 80401
  Facsimile No. (303)275-3040
  Verify No. (303) 275-4269
   viktoriyaesayev@nrel.gov

  If to Licensee:
  Attn: Janet Casteel
  Ascent Solar Technologies, Inc.
  8120 Shaffer Parkway
  Littleton, CO 80127
  Facsimile No. (303) 420-1551
  Verify No. (303) 285-5111

11.2. All financial obligations due MRI shall be sent to:

  National Renewable Energy Laboratory
  Attn: Royalty Cashier
  1617 Cole Blvd., MS 1723A
  Golden, CO 80401

A copy of all financial obligations shall be sent to NREL's Office of Research and Technology Applications at the above address in Section 11.1.

11.3. Any notice, report or any other communication required or permitted to be given by one Party to the other Party by this Agreement shall be in writing and either: (a) served personally on the other Party; (b) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other Party at its address as indicated above, or to such other address as the addressee shall have previously furnished to the other Party by proper notice; (c) delivered by commercial courier to the other Party; or (d) sent by facsimile to the other Party at its facsimile number indicated above or to such other facsimile number as the Party shall have previously furnished to the other Party by proper notice, with machine confirmation of transmission.

12.   Non-Abatement of Royalties.

MRI and Licensee acknowledge that certain of the Licensed Inventions may expire prior to the conclusion of the term of this Agreement. However, MRI and Licensee agree that the Continuous

Royalty rates provided for in Exhibit B shall be uniform and undiminished for as long as any claim of the Licensed Inventions are enforceable except as otherwise provided in this Agreement.

13.   Confidential Information.

13.1. The Parties agree that all information, marked by Licensee as "Proprietary" or by MRI as "NREL Protected Information" and forwarded to one Party by the other Party for the purposes of this Agreement (a) are to be received in strict confidence, (b) are to be used only for the purposes of this Agreement, and (c) are not to be disclosed by the recipient Party, its agents or employees without the prior written consent of the other Party, except to the extent that the recipient Party can establish by competent written proof that such information:

  13.1.1. was in the public domain at the time of disclosure;

  13.1.2. later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns;

  13.1.3. was lawfully disclosed to the recipient Party by a third party having the right to disclose it;

  13.1.4. was already known by the recipient Party at the time of disclosure;

  13.1.5. was independently developed by the recipient Party; or

  13.1.6. is required by law or regulation to be disclosed, provided however, that the disclosing Party shall first give the recipient Party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

14.   Waivers.

14.1. The failure of MRI at any time to enforce any provisions of this Agreement or to exercise any right or remedy shall not be construed to be a waiver of such provisions or of such rights or remedy or the right of MRI thereafter to enforce each and every provision, right or remedy.

14.2. The waiver of a specific breach hereunder may be effectuated only by a written document, signed by the waiving Party, and delivered to the breaching Party. Such formal waiver shall not constitute a waiver of any other breach.

15.   Entire Agreement and Legal Amendments.

15.1. The Parties expressly understand and agree that this instrument contains the entire agreement between the Parties with respect to the subject matter of this Agreement and that all prior representations, warranties, or agreements relating to this subject matter have been merged into this instrument and are thus superseded in totality by this Agreement. This Agreement may be amended only by a written instrument signed by the duly authorized representatives of both of the Parties.

15.2. The Parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

15.3. In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, MRI, by written notice to Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

16.   Headings.

The headings for the Sections set forth in this Agreement are strictly for the convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Agreement.

17.   Successor Contractor.

Licensee acknowledges and agrees that MRI may transfer or assign this Agreement and all rights, duties and obligations hereunder, to DOE or a successor contractor of NREL as may be required under the Prime Contract with DOE.

18.   Disputes and Governing Laws.

18.1. This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Colorado. Any controversy or claim arising under or related to this Agreement shall be settled by confidential arbitration in accordance with the Patent Arbitration Rules of the American Arbitration Association before a single arbitrator selected in accordance with those rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.2. If any provisions of this Agreement are held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement. This Agreement will be construed as if the invalid, illegal, or unenforceable revision were never in this Agreement.

18.3. MRI or Licensee may release information concerning this Agreement if required by law. In publicizing anything made, used, offered for sale, sold or imported under this Agreement, Licensee shall not use the name of MRI, NREL or DOE or otherwise refer to any organization related to MRI or DOE, except with the prior written approval of MRI and DOE.

19.   Counterparts.

This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. The Parties stipulate that a photostatic copy of an executed original will be admissible in evidence for all purposes in any proceeding as between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives.

For MRI

By:	/s/ GILBERT R. MARGUTH
Name: (typed)	Gilbert R. Marguth
Title:	Director of the Office of Research and Technology Applications
Date:	April 4, 2006

For Licensee

By:	/s/ MATTHEW B. FOSTER
Name: (typed)	Matthew B. Foster
Title:	President and CEO
Date:	March 16, 2006

EXHIBIT A
LICENSED INVENTIONS

Docket No.	Country	Title	Patent No.	Issue Date
ROI 92-49	U.S.	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # 5,356,839	Issued 10/18/94
ROI 92-49	EU	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # EP 0694209	Issued 7/12/2000
ROI 92-49 BE	Belgium	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # EP 0694209	Issued 7/12/2000
ROI 92-49 FR	France	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # EP 0694209	Issued 7/12/2000
ROI 92-49 GB	United Kingdom	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # EP 0694209	Issued 7/12/2000
ROI 92-49 GR	Germany	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # EP 0694209	Issued 7/12/2000
ROI 92-49 NL	Netherlands	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # EP 0694209	Issued 7/12/2000
ROI 92-49 JP	Japan	Enhanced Quality Thin Film Cu(IN,GA)Se2 for Semiconductor Device Applications by Vapor-Phase Recrystallization	Patent # 3130943	Issued 11/17/00
ROI 93-69	U.S.	Method of Fabricating High- Efficiency CU(IN, GA)(SES)2 Thin Films for Solar Cells	Patent # 5,441,897	Issued 8/15/95
ROI 93-69 JP	Japan	Method of Fabricating High- Efficiency CU(IN, GA)(SES)2 Thin Films for Solar Cells	Patent # 3258667	Issued 12/7/01

ROI 94-39	U.S.	Recrystallization Method to Selenization of Thin-film Cu(in,Ga)Se2 for Semiconductor Device Applications	Patent # 5,436,204	Issued 7/25/95
ROI 94-39 EU	EU (Designated Belgium, France, Germany, UK, and Netherlands)	Recrystallization Method to Selenization of Thin-Film Cu(In,Ga)Se2 for Semiconductor Device Applications	Serial # 95929367.1	Filed 8/3/95
ROI 94-39 JP	Japan	Recrystallization Method to Selenization of Thin-Film Cu(In,Ga)Se2 for Semiconductor Device Applications	Serial # 8-508088	Filed 8/3/95

NOTICE

This Exhibit contains commercial information that is BUSINESS CONFIDENTIAL and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the MRI Prime Contract with the DOE under the same restrictions as set forth herein; (3) as required by law, including without limitation any statute, regulation, or any regulatory or judicial action, order or decision; or (4) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party's rights under the Agreement.

Initials

MRI:	/s/ GRM	Licensee:	/s/ MATTHEW B. FOSTER
Date:	April 4, 2006	Date:	March 16, 2006

EXHIBIT B: FIELDS OF USE AND FINANCIAL CONSIDERATIONS

A.
Fields of Use: Photovoltaic devices.

B.
Upfront Fee: Licensee shall pay MRI a one-time, nonrefundable, irrevocable, upfront-royalty in the amount of [*], which shall be payable to MRI by Licensee within ten (10) calendar days after this Agreement is executed by the last Party to sign.

C.
Continuous Royalty Rate Payments:

  Licensee agrees to pay MRI a continuous royalty payment ("Continuous Royalties") at the rates set forth below, less discounted sales to the Government and the prepaid Minimum Annual Royalty. Payment of such Continuous Royalty is due, with submission of the Annual Written Report, by January 31st of each succeeding calendar year in which Continuous Royalties earned from Net Sales of Licensed Products exceeds the prepaid Minimum Annual Royalty.

  Royalties from Net Sales shall be computed based upon the schedule set forth in Table B.1.

Table B.1 Schedule of Royalty Rates Earned from Annual Net Sales

Annual Net Sales (Millions of Dollars)	Royalty Rate
From $0 to $5	[*]
From $5 to 10	[*]
From $10 to $15	[*]
From $15 to $20	[*]
Amounts over $20	[*]
D.
Minimum Annual Royalty Payments: Licensee shall pay MRI, in advance, a Minimum Annual Royalty of [*] by January 31st of each calendar year, beginning in January of 2007 for that calendar year. Such payment shall be made with the submission of the Annual Written Report as required in Section 4.2 of the Agreement.

E.
Technical Assistance:

  MRI agrees, upon the written request of Licensee, to assist Licensee in obtaining technical assistance from NREL, subject to the availability of the required resources and under the appropriate agreements. The Licensee shall pay full cost in accordance with the Prime Contract with the Government for the cost of such technical assistance.

NOTICE

This Exhibit contains financial and commercial information that is BUSINESS CONFIDENTIAL and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the MRI Prime Contract with the DOE under the same restrictions as set forth herein; (3) as required by law, including without limitation any statute, regulation, or any regulatory or judicial action, order or decision; or (4) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party's rights under the Agreement.

Initials

MRI:	/s/ GRM	Licensee:	/s/ MATTHEW B. FOSTER
Date:	April 4, 2006	Date:	March 16, 2006

EXHIBIT C: DEVELOPMENT AND COMMERCIALIZATION PLAN

Licensee represents and warrants that it will invest in the development of the technology and market for Licensed Products by committing Licensee's resources, at a minimum, to the following requirements:

Background

Licensee's parent company, has been dedicated to the development of CIGS technologies for terrestrial, space and near-space (e.g. airship) applications since its inception in 1994. As a leader in the advancement of thin-film CIGS, Licensee's parent company and its subsidiaries, including Ascent, have shown CIGS to be a promising technology in terms of high specific power (with an appropriate array design) and small stowage volume.

Formation of Ascent Solar Technologies, Inc.

Beginning in the fourth quarter of 2004, ITN began coordinating a business plan with key government agencies and customers to evolve an integrated CIGS technology insertion and manufacturing plan. At the heart of this plan was a business strategy to leverage current programs along with its intellectual property and experience in roll-to-roll flexible CIGS manufacturing (equipment design and fabrication, processing, monolithic integration, module design and fabrication, PV integration) with outside investment to create a dedicated flexible CIGS manufacturing facility. Throughout 2005, Ascent's parent company pursued several avenues to generate the desired funding. In October of 2005, Ascent Solar Technologies, Inc. ("Ascent Solar") was formed and is in the final stages of securing the capital investment resources necessary to establish a 500kW/shift/yr manufacturing plant.

Key Manufacturing and Market Milestones

Ascent Solar's goal is to grow to a 25MW capacity within 10 years of commencing initial production on the 500kW line. The key milestones for the 500kW initial production are listed below:

•	Production Line Development, Installation, and Test	4th QTR 2007
•	50% Yield at 6 inches/minute and 9% device efficiency	1st QTR 2008
•	75% Yield at 6 inches/minute and 9% device efficiency	3rd QTR 2008
•	90% Yield at 6 inches/minute and 9% device efficiency	2nd QTR 2009

Product production should begin in the first quarter of 2008 and the modules produced will be used to begin seeding the markets and distribution channels. The focus initially will be on improving manufacturing yield and product performance in order to reduce the product cost prior to commencing a capacity expansion plan. The initial manufacturing line will produce 1.5MW per year when operated three shifts per day at a 6 inch/minute rate. Ascent Solar's experience has demonstrated that 12 inches/minute can be achieved using a metal foil substrate and Ascent Solar believes that this level can also be achieved on a polymer substrate. Ascent Solar's goal will be to double the output of the initial line to 3MW per year after 2009. This will also have the complementary effect of reducing the product cost enabling Ascent Solar to expand its markets and begin increasing capacity with new production lines. An expansion to 10MW by 2012 is feasible as the product costs and performance are better advantaged in the marketplace than the current crystalline silicon technology.

Progress and substantiation of Licensee meeting these development and commercialization requirements shall be provided to MRI in the form of a written report to be presented at a meeting between the Parties to be held at the mutual convenience of said Parties but no later than each anniversary thereafter of the Effective Date.

NOTICE

This Exhibit, including its Attachment, contains commercial information that is BUSINESS CONFIDENTIAL and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the MRI Prime Contract with the DOE under the same restrictions as set forth herein; (3) as required by law, including without limitation any statute, regulation, or any regulatory or judicial action, order or decision; or (4) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party's rights under the Agreement.

Initials

MRI:	/s/ GRM	Licensee:	/s/ MATTHEW B. FOSTER
Date:	April 4, 2006	Date:	March 16, 2006

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